March 13, 2012

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

U.S.A.

Dear Ladies and Gentlemen:

Re:  Trim Holding Group

We are the former independent auditors for Trim Holding Group (the “Company”).  We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated March 12, 2012 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Very truly yours,

/s/ DNTW

Chartered Accountants, LLP

Licensed Public Accountants